Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-69776 and 333-176085 on Form S-8 of our report dated June 29, 2018, relating to the financial statements and financial statement schedules of Marsh & McLennan Agency 401(k) Savings & Investment Plan appearing in this Annual Report on Form 11-K of Marsh & McLennan Agency 401(k) Savings & Investment Plan for the year ended December 31, 2017.
/s/ Deloitte & Touche LLP
New York, New York
June 29, 2018